Exhibit 21.1A

                             List of Subsidiaries of

                         Drinks Americas Holdings, Ltd.

1.    Drinks Americas, Inc., a Delaware corporation

2.    Maxmillian Mixers, LLC, a Delaware limited liability company

3.    Drinks Global Imports, LLC, a Delaware limited liability company